Exhibit 10.44

[Form of 2010 Visant Holding Corp. Long-Term Incentive Award Letter]

Visant Holding Corp.

(Form of 18 Month Plan)1

March 31, 2010

[Name]

[Address]

Dear [                ]:

Visant Holding Corp. (“VHC”) and its Subsidiaries (collectively, the “Company”) consider it essential to continue to provide incentives for key personnel of the Company to remain employed with the Company and focused on achieving a high level of performance aligned with the interests of the stockholders of VHC.

On behalf of the Board of Directors of VHC (the “Board”), I am pleased to inform you that you have been selected to receive an Award, subject in all instances to the terms and conditions of this Award Letter, and to your agreement to be bound by the covenants contained in Section 7 below. In consideration of the foregoing, you and the Company agree to the following:

Section 1. Definitions. As used in this Award Letter, the following terms shall have the meanings set forth below:

“Account” means a notional account maintained by the Company for you for purposes of determining amounts that will be payable to you, subject to the terms of this Award Letter.

“Affiliate” means with respect to any Person, any entity directly or indirectly controlling, controlled by or under common control with such Person.

[“AKI” mean AKI, Inc. d/b/a Arcade Marketing, a Delaware corporation and wholly owned Subsidiary of VHC.]

“Award” means any award of shares of Phantom Stock made under Section 2.

[“Budgeted Gross Profit as a Percentage of Value Added Sales” means “Budgeted Gross Profit as a Percentage of Value Added Sales” as such term is defined in Annex A of this Award Letter.

“Budgeted Gross Profit as a Percentage of Value Added Sales Performance Target” means the Budgeted Gross Profit as a Percentage of Value Added Sales Performance Target set forth on Schedule I attached to this Award Letter.]

“Cause” means, “Cause” as such term may be defined in any employment agreement between you and VHC or any of its Subsidiaries or Affiliates (the “Employment Agreement”), or, if there is no such Employment Agreement, “Cause” shall mean (i) your willful and continued failure to perform your material duties with respect to the Company which continues beyond ten (10) days after a written demand for substantial performance is delivered to you by VHC (the “Cure Period”), (ii) the willful or

[1]	Separate time/performance award agreements to be provided to individual award recipients, as applicable.

intentional engaging by you in conduct that causes material and demonstrable injury, monetarily or otherwise, to the Company, the Investors or their respective Affiliates, (iii) the commission by you of a crime constituting (A) a felony under the laws of the United States or any state thereof or (B) a misdemeanor involving moral turpitude, or (iv) a material breach of by you of this Award Letter or other agreements with the Company, including, without limitation, engaging in any action in breach of restrictive covenants, herein or therein, that continues beyond the Cure Period (to the extent that, in the Board’s reasonable judgment, such breach can be cured).

“Change in Control” means, (i) the sale (in one transaction or a series of transactions) of all or substantially all of the assets of [Dixon][AKI][Lehigh][Phoenix] or VHC, as applicable, to an Unaffiliated Person; (ii) a sale (in one transaction or a series of transactions) resulting in more than 50% of the voting stock of [Dixon][AKI][Lehigh] [Phoenix] or VHC, as applicable, being held by an Unaffiliated Person; (iii) a merger, consolidation, recapitalization or reorganization of [Dixon][AKI][Lehigh] [Phoenix] or VHC, as applicable, with or into another Unaffiliated Person; if and only if any such event listed in clauses (i) through (iii) above results in the inability of the Investors, or any member or members of the Investors, to designate or elect a majority of the Board (or the board of directors of the resulting entity or its parent company). For purposes of this definition, the term “Unaffiliated Person” means any Person or Group who is not (x) an Investor or any member of the Investors, (y) an Affiliate of any Investor or any member of any Investor, or (z) an entity in which any Investor, or any member of any Investor holds, directly or indirectly, a majority of the economic interests in such entity.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board (or, if no such committee is appointed, the Board).

“Common Stock” or “Share” means the Class A common stock, par value $0.01 per share, of VHC, which may be authorized but unissued, or issued and reacquired.

[“Dixon” means Dixon Direct Corp., a Delaware corporation and wholly owned Subsidiary of VHC.]

“[EBITDA Performance Vesting Award” means that percentage of the Performance Vesting Award identified on Schedule I of this Award Letter which only vests if and to the extent the EBITDA target set forth on Schedule I of this Award Letter is achieved.]

“Employee” means a person, including an officer, in the regular employment of the Company or any other Service Recipient who, in the opinion of the Committee, is, or is expected to have involvement in the management, growth or protection of some part or all of the business of the Company or any other Service Recipient.

“Employer” means with respect to you, [Dixon][AKI][Lehigh][Phoenix] or VHC, as applicable for which you provide services as a part- or full-time employees or board member.

“Fair Market Value” means the price per share equal as of the Vesting Event to (i) after a Public Offering but before a Qualified Public Offering (a) the average of the last sale price of the Common Stock on the applicable date on each stock exchange on which the Common Stock may at the time be listed or, (b) if there shall have been no sales on any such exchanges on the applicable date on any given day, the average of the closing bid and asked prices of the Common Stock on each such exchange on the applicable date or, (c) if there is no such bid and asked price on the applicable date, the average of the closing bid and asked prices of the Common Stock on the next preceding date when such bid and asked price occurred or, (d) if the Common Stock shall not be so listed, the closing sales price of the Common Stock as reported by NASDAQ on the applicable date in the over-the-counter market, (ii) following a Qualified Public Offering, the closing sale price of the Common Stock on the applicable date as reported on the primary exchange on which the Common Stock is traded (or, if no such sale occurs on the applicable date, such closing sale price as was reported on the next preceding date when such closing sale price occurred) or (iii) if there has been no Public Offering, the fair market value of the Common Stock as determined (x) in the good faith discretion of the Board after consultation with an independent investment banker or an internationally recognized accounting firm to determine the Fair Market Value and (y) without any premiums for control or discounts for minority interests or restrictions on transfer.

“Fiscal Quarter” means each three- fiscal month period of the Company occurring during the period beginning January 3, 2010 and ending July 2, 2011.

“Fiscal Year 2010” means the fiscal year of the Company ending January 1, 2011.

“Fiscal Year 2011” means the fiscal year of the Company ending December 31, 2011.

“Good Reason” means “Good Reason” as such term is defined in the Employment Agreement, or if there is no such Employment Agreement, “Good Reason” shall mean (i) a reduction in your base salary or annual incentive compensation opportunity (other than a general reduction in base salary or annual incentive compensation opportunity that affects all members of senior management in substantially the same proportions, provided that your base salary is not reduced by more than 10%); (ii) a substantial reduction in your duties and responsibilities; or (iii) a transfer of your primary workplace by more than [twenty/fifty] miles from the current workplace, and provided, further, that “Good Reason” shall cease to exist for any such event on the 60th day following the later of its occurrence or your knowledge thereof, unless you have given VHC written notice thereof prior to such date.

“Group” means, “group” as such term is used for purposes of Sections 13(d) or 14(d) of the Exchange Act.

“Investors” means Fusion Acquisition LLC, a Delaware limited liability company (“Fusion”), and DLJ Merchant Banking Partners III, L.P., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ Offshore Partners III, C.V., DLJ MB Partners III GmbH & Co. KG, Millennium Partners II, L.P. MBP III Plan Investors, L.P (collectively, the “DLJMB Funds”).

[“Lehigh” means the Lehigh Direct division of The Lehigh Press, Inc., a Pennsylvania corporation and wholly owned Subsidiary of VHC.]

“Measurement Period” means “Measurement Period” as such term is defined in Annex A of this Award Letter.

[“New Growth Initiative Sales” means “New Growth Initiative Sales” as such term is defined in Annex A of this Award Letter.

“New Growth Initiative Sales Performance Target” means the New Growth Initiative Sales Performance Target set forth on Schedule I attached to this Award Letter].

“[Performance Vesting Award” means that percentage of the Performance Vesting Award identified on Schedule I of this Award Letter which only vests if and to the extent the TTM EBITDA Performance Target and Sales Performance Target, as applicable, set forth on Schedule I of this Award Letter is achieved.]

“Permanent Disability” means “Disability” as such term is defined in the Employment Agreement, or if there is no such Employment Agreement, “Permanent Disability” shall mean you becoming physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any eighteen (18) consecutive month period to perform substantially all of the material elements of your duties with VHC or any Subsidiary or Affiliate thereof. Any question as to the existence of the Permanent Disability of you as to which you (or your legal representative) and VHC cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to you (or your legal representative) and VHC. If you (or your legal representative) and VHC cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Permanent Disability made in writing to VHC and you shall be final and conclusive for all purposes of this Agreement (such inability is hereinafter referred to as “Permanent Disability” or being “Permanently Disabled”).

“Person” means “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

“Phantom Stock” means the right to receive a payment based on the value of Common Stock in accordance with Section 5 hereto.

[“Phoenix Color Corp.” means Phoenix Color Corp., a Delaware corporation and a wholly owned Subsidiary of VHC.]

“Public Offering” means the sale of shares of Common Stock to the public subsequent to the date hereof pursuant to a registration statement under the Securities Act of 1933, as amended, which has been declared effective by the Securities and Exchange Commission (other than a registration statement on Form S-4, S-8 or any other similar form).

“Qualified Public Offering” means a Public Offering, which results in an active trading market of 25% or more of the Common Stock.

“Qualifying Termination” means the occurrence of a termination of your employment by the Company without Cause, by you with Good Reason, or due to your Permanent Disability or death, in each case, within twenty-four months following a Change in Control.

[“Sales Performance Target” means that certain [Budgeted Gross Profit as a Percentage of Value Added Sales] [New Growth Initiative Sales] [Value Added Sales] Performance Target set forth on Schedule I of this Award Letter.]

[“Sales Performance Vesting Award” means that percentage of the Performance Vesting Award identified on Schedule I of this Award Letter which only vests if and to the extent the Sales Performance Target is achieved.]

“Second Quarter 2011” means the second Fiscal Quarter of Fiscal Year 2011.

“Service Recipient” means the Company, any Subsidiary of the Company, or any Affiliate of the Company that satisfies the definition of “service recipient” within the meaning of Treasury Regulation Section 1.409A-1 (or any successor regulation), with respect to which the person is a “service provider” (within the meaning of Treasury Regulation Section 1.409A-1 (or any successor regulation).

“Subsidiary” means any corporation or other entity in an unbroken chain of corporations or other entities beginning with the Company if each of the corporations or other entities, or group of commonly controlled corporations or other entities, other than the last corporation or other entity in the unbroken chain then owns stock or other equity interests possessing 50% or more of the total combined voting power of all classes of stock or other equity interests in one of the other corporations or other entities in such chain.

“TTM EBITDA” means “TTM EBITDA” as such term is defined in Annex A of this Award Letter.

“TTM EBITDA Performance Target” means the “TTM EBITDA performance target forth on Schedule 1 attached hereto, that may be achieved during any applicable Measurement Period.

[“Value Added Sales” means “Value Added Sales” as such term is defined in Annex A of this Award Letter.

“Value Added Sales Performance Target” means the Value Added Sales Performance Target set forth on Schedule I attached to this Award Letter.]

“Vesting Event” means any event described in Section 3 that gives rise to the vesting of all or any portion of the Performance Vesting Award and/or the Time Vesting Award.

Section 2. Award.

(a) The Company hereby grants you a number of shares of Phantom Stock, which equals the aggregate of [NUMBER] (the “Performance Vesting Award”) and [NUMBER] (the “Time Vesting Award”). [The Performance Vesting Award shall consist of [NUMBER] EBITDA Performance Vesting Awards and [NUMBER] Sales Performance Vesting Awards.]

(b) The number of shares of Phantom Stock in respect of which you will ultimately receive payment hereunder is based on the vesting of the Award as provided in Section 3 below subject to your continued employment with the Company through the Vesting Event.

(c) You shall not be vested in any Award by reason of having Phantom Stock credited to your Account unless the vesting conditions as set forth in Section 3 of this Award Letter are deemed satisfied by the Committee.

Section 3. Vesting of Award.

(a) You will become vested in:

(i) one hundred percent (100%) of the EBITDA Performance Vesting Award, subject to your Employer’s achievement of the TTM EBITDA Performance Target during any applicable Measurement Period, so long as you remain employed with the Company through the last day of the applicable Measurement Period during which such target is achieved;

(ii) [one hundred percent (100%) of the Sales Performance Vesting Award subject to your Employer’s achievement of the Sales Performance Target during any applicable Measurement Period, so long as you remain employed with the Company through the last day of the applicable Measurement Period during which such target is achieved;] and

[(iii) one hundred percent (100%) of the Time Vesting Award, on the last day of Second Quarter 2011, so long as you remain employed with the Company through such date (without regard to the extent your Employer achieves any of the specified performance targets).]

[The following alternative clause (a)(iii) applies for certain named employees:

(iii) one hundred percent (100%) of the Time Vesting Award shall remain outstanding and become vested on the last day of Second Quarter 2011, so long as you remain employed with the Company through such date (without regard to the extent your Employer achieves any of the specified performance targets) and payable on March 14, 2012 in accordance with the provisions of Section 5; provided, however, if a Change in Control occurs prior to the last day of Second Quarter 2011, notwithstanding the provisions of this clause (iii), the Time Vesting Award will become vested and payable upon the earlier of (x) the last day of Second Quarter 2011, so long as you remain employed with the Company through such day, and (y) a Qualifying Termination; provided, further, if a Change in Control occurs after the last day of Second Quarter 2011 (and you have become vested in the Time Vesting Award on such date) notwithstanding the provisions of this clause (iii), the Time Vesting Award will become payable upon the earlier of (x) the occurrence of the Change in Control and (y) the date on which the Time Vesting Award would otherwise be payable under Section 5(c);]

(b) Notwithstanding the foregoing, upon the occurrence of a Change in Control prior to the applicable Vesting Event described in Section 3(a) above, subject to the provisions of Section 3(c) below:

[The following clause (b)(i) applies for all employees except certain named employees:

(i) one hundred percent (100%) of the Time Vesting Award shall remain outstanding and become vested on the last day of Second Quarter 2011, so long as you remain employed with the Company through such date (without regard to the extent your Employer achieves any of the specified performance targets); and]

(ii) [each of] the EBITDA Performance Vesting Award [and the Sales Performance Vesting Award] shall remain outstanding and become vested subject to your Employer’s achievement of the applicable performance target set forth on Schedule 1 attached hereto during any applicable Measurement Period, so long as you remain employed with the Company through the last day of the applicable Measurement Period.

(c) Notwithstanding the foregoing, upon the occurrence of a Qualifying Termination prior to the applicable Vesting Event described in Section 3(a) above:

[The following clause (c)(i) applies for all employees except certain named employees:

(i) one hundred percent (100%) of the Time Vesting Award shall vest (without regard to the extent your Employer achieves any of the specified performance targets set forth on Schedule I attached hereto);] and

(ii)(A) fifty percent (50%) of the Performance Vesting Award shall vest, if the Qualifying Termination occurs on or before September 30, 2010, without regard to the extent your Employer achieves any of the specified performance targets set forth on Schedule I attached hereto, or

(B) the applicable percent of the Performance Vesting Award shall vest, if the Qualifying Termination occurs after September 30, 2010, but prior to (x) the earlier of a Vesting Event under Section 3(a) or (y) the last day of Second Quarter 2011, subject to your Employer’s achievement of the applicable percentage of the TTM EBITDA Performance Target set forth on Schedule II attached hereto during any applicable Measurement Period (without duplication of any prior payment due to you with respect to the Performance Vesting Award and the achievement of the TTM EBITDA Performance Target [or Sales Performance Target, as applicable]). For the avoidance of doubt, if a Qualifying Termination occurs after September 30, 2010, but the applicable percentage of the performance target is not achieved, then the Performance Vesting Award shall be forfeited upon such Qualifying Termination.

Section 4. Effect of non-Qualifying Termination of Employment. In the event of a voluntary or involuntary termination of your employment with the Company that is not a Qualifying Termination at any time prior to the last day of Second Quarter 2011, any Award shall be forfeited without payment therefor. In the event of your voluntary or involuntary termination of employment with the Company for any reason and at any time after the last day of Second Quarter 2011, but prior to the payment date specified in Section 5(c)(i), payment will be made to you when payment would have been otherwise been paid if you had remained employed with the Company.

Section 5. Calculation of Payment of Awards; Form of Payment.

(a) The amount that will be payable to you under this Award will be calculated, and any amounts payable in respect of this Award will be paid, in accordance with this Section 5, subject to your agreement to be bound by the covenants contained in Section 7 of this Award Letter. As an exception to the foregoing, the parties acknowledge and agree that an executive officer of VHC shall have the right, in his or her sole discretion, to reduce the scope of any covenant set forth in Section 7 of this Award Letter or any portion thereof, effective as to you immediately upon receipt by you of written notice thereof from the Company.

(b) [The following clause (a)(iii) applies for certain named employees: Except as provided in Section 3(a)(iii) above with respect to the timing of the payment,] This Award (or any portion thereof) shall, as of the occurrence of an applicable Vesting Event, become payable to you in an amount equal to the product of (x) the number of shares of Phantom Stock credited to your Account under any given Award as of the date of the occurrence of an applicable Vesting Event and (y) the Fair Market Value of one share of Common Stock as of the date of such Vesting Event; provided, however, that on or after a Change in Control, in no event shall such per share of Common Stock amount be less than the price per share of Common Stock paid in respect of such stock in such Change in Control. For the avoidance of doubt, if applicable, the amount payable in respect of each Award granted to you shall be calculated separately as provided herein, and then all such amounts shall be added together to determine the total amount payable under all Awards granted to you that have become vested and payable on the Vesting Event (the “Phantom Stock Value”). Without limitation, to the extent any Award shall become payable as a result of a Change in Control, the number of shares of Common Stock and/or the Fair Market Value of Common Stock subject to such Award shall be appropriately adjusted in accordance with Section 6.

(c) You (or your estate or personal representative, as applicable) shall be paid an amount, in cash, equal to your respective Phantom Stock Value in a lump sum, as soon as practicable after the earlier to occur of (i) a Vesting Event and, if applicable, the completion of a financial statement review or audit to confirm EBITDA and sales figures, and the valuation of the Common Stock, or (ii) a Vesting Event, where no review or audit of the financial statements or the achievement level of EBITDA or sales figures are required to be determined, but in each case no later than March 14th of the calendar year following the calendar year in which the Vesting Event occurs.

Section 6. Adjustments. Subject to the minimum value requirement contained in Section 5(b) that applies following a Change in Control, in the event of any change in the outstanding Common Stock by reason of a stock split, spin-off, stock combination, reclassification, dividend or other distribution (whether in the form of cash, common stock, other securities, or other property), recapitalization, liquidation, dissolution, reorganization, merger, or other event affecting the capital stock of the Company, the Committee shall adjust appropriately (a) the number and kind of shares covered by Awards and (b) share prices related to outstanding Awards, and make such other revisions to outstanding Awards as it deems, in good faith, are equitably required. Any such adjustment made by the Committee (or the Board) shall be final and binding upon you and the Company.

Section 7. Covenants Not to Disclose Confidential Information, Not to Solicit Company Customers and Not to Solicit or Offer Employment to Company Employees.

(a) At any time during or after your employment with the Company, you will not disclose any Confidential Information pertaining to the business of the Company, its Subsidiaries, the Investors and their Affiliates (collectively, the “Restricted Group”), except when required to perform your duties to the Company or one of its Subsidiaries, by law or judicial process. For purposes of this Award Letter, “Confidential Information” means all non-public information concerning trade secret, know-how, software, developments, inventions, processes, technology, designs, the financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other non-public, proprietary, and confidential information of the Restricted Group. If you are bound by any other agreement with the Company regarding the use or disclosure of Confidential Information, the provisions of this Agreement shall be read in such a way as to further restrict and not permit any more extensive use or disclosure of Confidential Information.

(b) At any time during your employment with the Company and for a period of two (2) years thereafter, you will not, directly or indirectly (A) act as a proprietor, investor, director, officer, employee, substantial stockholder, consultant, or partner in any business that directly or indirectly competes with the business of the Company in, (1) school photography services or school-related clothing, affinity products and services, including yearbooks, (2) memory books, (3) printing services to companies engaged in direct marketing or book or book component manufacturing, (4) fragrance, cosmetics and toiletries-related sampling or (5) single use packaging for fragrances, cosmetics and toiletries, in North America in the case of clauses (1) through (3) and in North America, Latin America and Europe in the case of clauses (4) and (5), or (B) solicit customers or clients of any member of the Restricted Group to terminate their relationship with any such member of the Restricted Group or otherwise solicit such customers or clients to compete with any business of any member of the Restricted Group or (C) solicit [or offer employment] to any person who is, [or has been at any time during the twelve (12) months immediately preceding the termination of your employment], employed by the Company or any of its Affiliates.

(c) If at any time a court holds that the restrictions stated in clauses (a) or (b) are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area. Because you have had access to Confidential Information, you agree that money damages will be an inadequate remedy for any breach of this Section 7. In the event of a breach or threatened breach of this Section 7, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce against you, or prevent any violations by you of, the provisions hereof (without the posting of a bond or other security), and in the event of an actual breach of this Section 7, terminate this Award Letter without any payment hereunder or other consideration to you, or if payment shall have already been made hereunder, you shall be required to pay to the Company any amounts actually paid to you in respect of the Phantom Stock.

(d) As an exception to the foregoing, the parties acknowledge and agree that an executive officer of VHC shall have the right, in his or her sole discretion, to reduce the scope of any covenant set forth in this Award Letter or any portion thereof, effective as to you immediately upon receipt by you of written notice thereof from the Company.

(e) The foregoing shall not be in limitation of any other restrictive covenant agreed to by you in connection with your employment with VHC or [Arcade][Dixon][Lehigh][Phoenix].

Section 8. General Provisions.

(a) Amendment. The Committee or the Board shall have the authority to make such amendments to any terms and conditions applicable to outstanding Awards as are consistent with this Award Letter; provided that no such action shall modify any Award in a manner materially adverse to you without your consent except as such modification is provided for or contemplated in the terms of the Award or this Award Letter (except that any adjustment that is made pursuant to Section 6 shall be made by the Committee or the Board reasonably and in good faith).

(b) No Inclusion in Benefit Calculations. This Award and any payments in respect hereof will not be taken into account for purposes of determining any benefits under any benefit plan of the Company.

(c) Nontransferability. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(d) Transfers and Leaves of Absence. Unless the Committee determines otherwise: (a) a transfer of your employment without an intervening period of separation among the Company and any other Service Recipient shall not be deemed a termination of employment, and (b) if you are granted in writing a leave of absence or you are entitled to a statutory leave of absence, you shall be deemed to have remained in the employ of the Company (and other Service Recipient) during such leave of absence.

(e) Withholding. The Company shall have the right to deduct from any payment made under the this Award Letter any federal, state or local income or other taxes required by law to be withheld with respect to such payment.

(f) No Right to Employment. The grant of an Award shall not be construed as giving you the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate.

(g) Section 409A of the Code. This Award Letter is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, if at the time of your termination of employment with any Service Recipient you are a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) to the minimum extent necessary to satisfy Section 409A until the date that is six months and one day following your termination of employment with all Service Recipients (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of employment.

(h) Governing Law. This Award Letter shall be governed by and construed in accordance with the laws of the State of New York applicable therein.

(i) Severability. If any provision of this Award Letter is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Award Letter, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of this Award Letter and any such Award shall remain in full force and effect.

(j) Binding upon Successors and Assigns. This Award Letter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that any assignment, by operation of law or otherwise, by you shall require the prior written consent of VHC and any purported assignment or other transfer without such consent shall be void and unenforceable.

(k) No Trust or Fund Created. Neither this Award Letter nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and you or any other Person. To the extent that you acquire a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(l) Headings. Headings are given to the Sections and subsections of this Award Letter solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 9. Administration.

(a) The Committee shall have the power and authority to administer, construe and interpret this Award Letter, to make rules for carrying it out and to make changes in such rules. Any such interpretations, rules, and administration shall be consistent with the basic purposes of this Award Letter.

(b) The Committee may delegate to the Chief Executive Officer of VHC and to other senior officers of the Company its duties under this Award Letter subject to such conditions and limitations as the Committee shall prescribe.

(c) The Committee may employ counsel, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company, and the officers and directors of the Company shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding. No member of the Committee, nor employee or representative of the Company shall be personally liable for any action, determination or interpretation made in good faith with respect to the Award, and all such members of the Committee, employees and representatives shall be fully protected and indemnified to the greatest extent permitted by applicable law by the Company with respect to any such action, determination or interpretation.

If you accept this Award on the terms and conditions contained in this Award Letter, please sign below where indicated and return the executed copy of this Award Letter to Marie Hlavaty by no later than April     , 2010. A copy countersigned on behalf of Visant Holding Corp. will be returned to you.

This Award Letter may be executed in counterparts.

Very truly yours,

Paul Carousso
Vice President, Finance
On behalf of Visant Holding Corp.

Accepted and agreed this      day of                 , 2010, by

__________________________

Print Name:

Annex A

Definition of “TTM EBITDA”

For purposes of the Award, “TTM EBITDA” means, for the trailing twelve month (TTM) period ending on the last day of any of (a) Fiscal Year 2010, (b) First Quarter 2011 or (c) Second Quarter 2011 (any such trailing twelve month period, a “Measurement Period”), the consolidated net income of your Employer for any such period, adjusted, as applicable, by the following items (without duplication, to the extent deducted or added in calculating consolidated net income):

(a)	provision for income taxes (or income tax benefit);

(b)	net interest expense (including the cost of any surety bonds and net of any net gain or loss resulting from hedging obligations);

(c)	depreciation and amortization expense;

(d)	expenses or charges related to any equity or debt offering, recapitalization, acquisition, or disposition;

(e)	restructuring charges, including any one-time costs related to the closure and/or consolidation of facilities;

(f)	gain or loss on the disposal of fixed assets;

(g)	other non-cash and/or one-time charges (or credits), excluding any such charge or credit that represents an accrual or reserve (or reversal of an accrual or reserve) for a cash expenditure for a future period;

(h)	expenses related to management, monitoring, consulting and advisory fees and related expenses paid to either Fusion and its Affiliates or the DLJMB Funds;

(i)	change in generally accepted accounting principles, rules or regulations after the date of this Award Letter; and

(j)	change in allocation of costs or cost savings after the date of this Award Letter.

The Board may adjust the calculation of EBITDA above to reflect acquisitions, divestitures, large capital expenditures or other occurrences or conditions which they in good faith determine require adjustment of EBITDA in order to be consistent with the financial case used to establish the TTM EBITDA Performance Target. In the event that the foregoing action is taken, such adjustment(s) shall be only the amount deemed reasonably necessary by the Board, in the exercise of its good faith judgment, after consultation with the Company’s accountants, to accurately reflect the direct and measurable effect such occurrences or conditions have on such performance targets. The Board’s determination of such necessary adjustment(s) shall be made within sixty (60) days following the conclusion of the audit (or if no audit is conducted, the review of the financials by the Company’s independent accountants) for the respective fiscal period, and shall be based on the Company’s accounting as set forth in its books and records and on the financial case used to establish the performance targets.

[TTM “Budgeted Gross Profit as a Percentage of Value Added Sales” means, for any given Measurement Period, the Budgeted Gross Profit (excluding depreciation) as a Percentage of Value Added Sales (as set forth in the “value added” revenue line of the Employer’s financial statements) conversion on ScentStrip]

[TTM “New Growth Initiative Sales” means, for any given Measurement Period, the net sales from the budgeted 2010 new growth initiatives reflected in the 2010 budget and financial statements.]

[TTM “Value Added Sales” means, for any given Measurement Period, the value added revenue determined on a good faith and consistent basis by VHC.]

The Board may adjust the calculation of the foregoing [Budgeted Gross Profit as a Percentage of Value Added Sales] [New Growth Initiative Sales] and [Value Added Sales] to reflect occurrences or conditions which they in good faith determine require adjustment in order to be consistent with the financial case used to establish the performance target. In the event that the foregoing action is taken, such adjustment(s) shall be only the amount deemed reasonably necessary by the Board, in the exercise of its good faith judgment, after consultation with the Company’s accountants, to accurately reflect the direct and measurable effect such occurrences or conditions have on such performance target. The Board’s determination of such necessary adjustment(s) shall be made within sixty (60) days following the conclusion of the audit (or if no audit is conducted, the review of the financials by the Company’s independent accountants) for the respective fiscal period, and shall be based on the Company’s accounting as set forth in its books and records and on the financial case used to establish the performance target.